Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 16, 2025, with respect to the consolidated financial statements of Data443 Risk Mitigation, Inc, for the year ended December 31, 2024, in this Information Statement on Form 1-A of Data443 Risk Mitigation, Inc. filed with the Securities and Exchange Commission.

/s/ HTL International, LLC

Houston, Texas

August 11, 2025